Exhibit 99.1

AUDIT COMMITTEE CHARTER

Adopted February, 2007

The Audit Committee is a committee of the Board of Directors and is responsible for over-seeing the financial integrity of the corporation. Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing:

•	the financial information that will be provided to the shareholders and others,

•	the systems of internal controls and policies that management and the Board of Directors have established and the audit process.

In meeting its responsibilities, the Audit Committee is expected to:

1.	Provide an open avenue of communication between the CFO, the independent registered public accounting firm, and the Board of Directors.

2.	Review and update the Committee’s charter as needed, and at least annually.

3.	Appoint the independent registered public accounting firm to be engaged as auditor for the company, approve the compensation of the independent registered public accounting firm, and review and approve the discharge of the independent registered public accounting firm.

4.	Review and concur in the appointment, replacement, reassignment, or dismissal of the CFO.

5.	Confirm and assure the independence of the independent registered public accounting firm, including a review of management consulting services provided by the independent registered public accounting firm and the fees associated with those services.

6.	Inquire of management, the CFO and the independent registered public accounting firm about significant risks or exposures and assess the steps management has taken to minimize such risks to the company.

7.	Consider, in consultation with the independent registered public accounting firm and the CFO, the audit scope and plan of the independent registered public accounting firm.

8.	Consider with management and the CFO the rationale for employing audit firms other than the principal independent registered public accounting firm.

9.	Review with the CFO and the independent registered public accounting firm the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

10.	Consider and review with the independent registered public accounting firm:

a.	The adequacy of the company’s internal controls including computerized information system controls and security.

b.	Any related significant findings and recommendations with the independent registered public accounting firm with management’s responses thereto.

11.	Review with management and the CFO at the completion of the annual examination:

a.	The company’s annual financial statements and related footnotes.

b.	The independent registered public accounting firm’s audit of the financial statements and their report thereon.

c.	Any significant changes required in the independent registered public accounting firm’s audit plan.

d.	Any serious difficulties or disputes with management encountered during the course of the audit.

e.	Other matters related to the conduct of the audit that are to be communicated to the committee under generally accepted auditing standards.

12.	Receive reports from the independent registered public accounting firm regarding, and review and discuss the adequacy and effectiveness of internal controls, significant deficiencies or changes in internal controls.

13.	Review filings with the SEC and other published documents containing the company’s financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

14.	Review with management, the independent registered public accounting firm and the CFO interim financial reports before they are filed with the SEC or other regulators.

15.	Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets and consider the results of any review of these areas by the independent registered public accounting firm.

16.	Establish procedures for the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters, and procedures for their receipt, retention and treatment.

17.	Review legal and regulatory matters that may have a material impact on the financial statements, related company compliance policies, and programs and reports received form regulators.

18.	Meet with the CFO, the independent registered public accounting firm, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

19.	Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

20.	The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

21.	The Committee shall meet at least four times per year of more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

22.	The Committee will perform such other functions as assigned by law, the company’s charter or bylaws, or the Board of Directors.

The membership of the Audit Committee shall consist of at least two independent members of the Board of Directors who shall serve at the pleasure of the Board of Directors. Audit Committee members and the Committee chairman shall be designated by the full Board of Directors upon recommendation of the Nominating Committee.

The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board of Directors.

Updated: February 2007

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